Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Proposed Private Offering of Senior

Convertible Notes due 2014

Coral Gables, FL (November 3, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that it is planning a private offering of $100 million in aggregate principal amount of Senior Convertible Notes due 2014 to qualified institutional buyers. The convertible notes are expected to be guaranteed by the MasTec subsidiaries that guarantee MasTec’s existing senior notes due 2017 and existing senior convertible notes due 2014. MasTec intends to use the net proceeds from the offering to fund its previously announced acquisition of Precision Pipeline LLC and Precision Transport Company, LLC and for general corporate purposes.

These Senior Convertible Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains forward-looking statements relating to our business and its financing plans. Words such as “intends”, “expected” or “planning” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.